Exhibit 4.1

FIRST AMENDMENT TO

CONVERTIBLE LOAN AGREEMENT

This FIRST AMENDMENT TO CONVERTIBLE LOAN AGREEMENT (this “Amendment”) is made as of October 6, 2021 by and between PlaySight Interactive Ltd (the “Company”) and Slinger Bag Americas Inc. (the “Lender”). All capitalized terms used in this Amendment which are not herein defined shall have the meanings respectively ascribed to them in the Agreement (as defined infra).

WHEREAS, the Company and Lender are parties to that certain Convertible Loan Agreement, dated as of July 21, 2021 (the “Agreement”), pursuant to which, among other things, Lender agreed to make certain advances to the Company as provided therein;

WHEREAS, the Company, Lender and certain other parties are contemplating entering into an “Agreement for Merger” (the “Merger Agreement”), pursuant to which, among other things, a subsidiary of Lender would merge with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Lender (the “Merger”); and

WHEREAS, the Company and Lender wish to amend the terms of the Agreement to provide for additional advances to be made under the Agreement through the earlier of the date of the closing of the Merger and the termination of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. Bridge Loan Deduction. Notwithstanding any other provision of the Agreement, to the extent that immediately prior to Completion (as defined in the Merger Agreement) any amounts are owing by the Company under the Agreement, the number of shares of Buyer Common Stock to be issued as Completion Merger Consideration will be reduced by the Bridge Loan Deduction Share Number (as defined in the Merger Agreement) as contemplated in the Merger Agreement, and the Loan will automatically be deemed repaid pursuant to such arrangement.

2. Advances through Closing of the Merger or Termination of the Merger Agreement. Annex A to the Agreement shall be deleted and replaced in its entirety, effective as of the date hereof, with the form of “A&R Annex A” attached to this Amendment. In addition, all references to the Principal Amount and/or Loan (or any statement relative to the maximum amount of funds to be loaned or advanced by Lender under the Agreement) are hereby amended and adjusted, effective as of the date hereof, to reflect and include the additional advances contemplated by (and as provided in) the A&R Annex A.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and may be delivered by facsimile.

4. Governing Law; Jurisdiction. This Amendment shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Israel. The competent courts of Tel Aviv shall have sole and exclusive jurisdiction over any dispute related to this Amendment, its performance or breach.

5. Continued Effectiveness. It is the express intention of the parties hereto to ratify and reaffirm the terms and conditions of the Agreement, as amended pursuant to the terms of this Amendment. Except as expressly amended hereby, the Agreement shall remain unmodified and in full force and effect. In the event of any inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall prevail.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Convertible Loan Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Slinger Bag Americas Inc.

By:
Name:	Mike Ballardie
Title:	Chief Executive Officer

PlaySight Interactive, Ltd.

By:
Name:
Title:

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[AMENDED AND RESTATED ANNEX A]

A&R Annex A

Advance/Drawdown Schedule

Guaranteed Advances:

Friday, July 23, 2021:	$300,000
Monday, August 30, 2021:	$700,000
Monday, October 11, 2021:	$500,000
Monday, November 15, 2021:	$500,000

If the Company and Lender enter into the Merger Agreement prior to December 26, 2021, then Lender shall make the following additional advances to the Company:

Monday, December 27, 2021:	$500,000;
Monday, January 10, 2022:	$500,000;
Monday, February 21, 2022:	$500,000; and

thereafter, every six (6) weeks Lender shall make additional advances to the Company in the amount of $500,000 each, with the first such advance to be made on Monday, April 4, 2022 (followed by: Monday, May 16, 2022; etc.) , until the earlier of such time as the closing of the Merger occurs and the Merger Agreement is otherwise terminated.

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